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                                                                    EXHIBIT 99.1

CAST MEMBER COMMITMENT, BRAND VALUE AND
FUNDAMENTAL BUSINESS STRENGTH CORNERSTONES OF THE WALT
DISNEY COMPANY'S LONG-TERM OUTLOOK

September 20, 2001 7:21 PM

BURBANK, Calif.--(BUSINESS WIRE)--Sept. 20, 2001--The Walt Disney Company (NYSE:DIS) today expressed confidence in the fundamental long-term outlook for its media and entertainment businesses and continued strength of its brand, and recognized the extraordinary contributions and commitment of its cast members around the world as it takes steps to address the impact of the recent tragedies in New York, Washington, D.C. and Pennsylvania.

"Our nation is currently in a state of mourning, which is reflected in an understandable slowdown of commercial activity," said Disney Chairman and CEO Michael D. Eisner. "However, this country is resilient and strong, and its citizens will certainly return to familiar activities and once again look toward their bright future. We believe that the fabric of everyday life not only will be restored, but also will be strengthened, as will the businesses of The Walt Disney Company."

Eisner noted that the performance of Disney's businesses, including its retail outlets, theme parks and resorts, had been adversely impacted since last week's attacks, but that all of these businesses had improved with each passing day. "As the nation slowly regains its equilibrium, so does Disney. We think these trends clearly demonstrate that the current reaction of the economy should not be confused with the country's long-term outlook, which we believe is as strong as ever."

Eisner added that Disney would continue to focus intently on its various business initiatives for long-term growth, as well as its marketing and promotional activities. "There is still much to look forward to," he said.

Upcoming events include the much-anticipated DVD premiere of "Snow White and the Seven Dwarfs" in October and the November premiere of Disney/Pixar's newest film, "Monsters Inc." In addition, the year-long "100 Years of Magic Celebration" at Walt Disney World Resort begins in October, following on the heels of the recent grand opening of Disney's newest theme park, Tokyo DisneySea, which has garnered rave reviews. The ABC Network also unveils its new prime-time lineup next week, and the company expects its acquisition of Fox Family Worldwide to be completed later this year.

Eisner acknowledged that the company has incurred near-term costs as a result of the attacks, including a loss of television advertising revenues. This will adversely affect broadcasting revenues at the company's television and radio networks, as well as its owned stations, he said, though it is still too soon to quantify the impact on Disney's financial results.

He added, however, that the company is enormously proud of the contributions made by employees of Disney's broadcasting operations in the face of last week's events.

"The men and women of our broadcasting and cable groups have kept Americans informed over several days of round-the-clock, commercial-free coverage," Eisner said. "It is impossible to overestimate the extraordinary professionalism, compassion and humanity they demonstrated in the face of such unprecedented and horrific events."

Disney's domestic theme parks and resorts business also has been impacted by the crisis, though its theme parks outside the U.S. have been unaffected. In fact, Tokyo Disneyland recorded an annual attendance record earlier this week.

"We expect that our theme parks and resorts business will continue to be challenged in the near-term by changes in the public's travel and spending habits," said Disney President and COO Robert A. Iger.


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"However, we are already taking a wide range of actions to address the situation
-- without compromising guest experience or security -- and believe that as the effect of recent events begins to recede, our parks and resorts business will improve and stabilize at higher levels."

Disney Senior Executive Vice President and Chief Financial Officer Thomas O. Staggs added, "The company's share repurchase this week reflects our confidence in both the long-term value of our business and in the strength of Disney's balance sheet."

In addition, Disney believes that it is important for businesses, as part of this recovery, to continue to remind the U.S. and global communities about their services and products, as well as their long-term prospects for success.

"As we return to normalcy, it is incumbent upon the business community to do what it can to stimulate the economy, and that includes reinvestment, marketing efforts and continued productivity," Iger said.

"During the past few weeks, our cast members have demonstrated their extraordinary ability to uphold the Disney brand promise of community, family and heart, even under the most trying of circumstances," Iger said. "They are representative of what is great and unique about our nation, which, in due time, will emerge stronger than ever."

CONTACT: The Walt Disney Co., Burbank
John Dreyer, 818/560-5300

19:21 EDT SEPTEMBER 20, 2001